JOHN THOMAS FINANCIAL
Member FINRA/SIPC
14 Wall Street, 23rd Floor New York, NY 10005
Tel: 212 618 1645 Fax: 212 618 1644
www.johnthomasbd.com

August 2, 2010

Radiant Oil and Gas, Inc.
2202 Bluebonnet Drive
Richardson, Texas 75082

Attention: Brian Rodriguez, President

Dear Mr. Rodriguez:

Investment Banking Agreement

Pursuant to our recent discussions regarding a financing, Radiant Oil and Gas, Inc., a Nevada corporation (the "Company") and John Thomas Financial, Inc., a New York corporation ("John Thomas Financial" or "JTF") have entered into this Investment Banking Agreement (the "Agreement") as of the date first above written (the "Start Date").

1. Retention of JTF. The Company hereby engages and retains JTF to provide it with investment banking services ("Services") to assist it in raising a minimum of $2,000,000 (consisting of $500,000 being raised as a bridge financing expected to close and to be funded to the Company on or before August 5, 2010 and a minimum of $1,500,000 to be raised and to be funded to the Company by November 1, 2010) and a maximum of $14,500,000 (including the $500,000 raised in the bridge financing) pursuant to a private offering of the Company's securities, as further described below, for a period commencing on the Start Date and ending on the earlier of (i) the raising of $14,500,000 (including the $500,000 raised in the bridge financing) and (ii) December 30, 2010 (which period may be extended until March 30, 2011 assuming $2,000,000 (including the $500,000 raised in the bridge financing) has been raised by JTF by the close of business on November 1, 2010). In the event the $2,000,000 is so raised, the term (the "Term") of this Agreement shall extend to the first anniversary of the Start Date. Simultaneously with the execution of this Agreement the Company shall issue JTF 6,000,000 shares (the "Fee Shares") of its common stock, par value $0.01 per share (the "Common Stock"), which Fee Shares shall be returned by JTF to the Company and cancelled in the event the

Company fails to enter into and close an exchange agreement with Jurasin Oil & Gas, Inc. and its shareholders on or before the close of business on August 5, 2010 . The Fee Shares shall be deemed fully earned upon the issuance thereof, and shall be duly authorized, fully-paid and non-assessable shares of Common Stock of the Company. JTF understands that the Company intends to effect a 1-for-2 reverse common stock split within the next 30 days, which will have the effect of reducing the Fee Shares to 3,000,000.

2. Exclusivity.

a. During the Term, the Company agrees not to engage any other person to provide it with services similar to the Services. Without limiting the generality of the foregoing, the Company agrees that without the prior written approval of JTF during the Term it will not, and will not permit any of its officers or directors to, directly or indirectly, solicit, encourage, initiate, enter into, continue or participate in any negotiations or discussions with, or provide any information to, any third party concerning any Financing Transactions (as such term is defined below) or any public or private offering or other financing or capital-raising transaction of any kind.

b. The Company recognizes that JTF is in the business of advising and consulting with other businesses, some of which businesses may be in competition with the Company. The Company acknowledges and agrees that JTF may advise and consult with other businesses, including those which may be in competition with the Company, and shall not be required to devote its full time and resources to performing Services on behalf of the Company under this Agreement. JTF shall only be required to expend such time and resources as are reasonably appropriate to advise and assist the Company as provided for herein.

3. Scope of Investment Banking Services. The Services to be provided by JTF to the Company, for which JTF shall be separately compensated, as provided in this Agreement or as the parties may otherwise agree, shall consist of advice, consultation with, and assistance in the identification and/or consummation of the sale of equity, equity-related or debt securities (each, a "Financing Transaction).

4. The Offering.

a. The Company will conduct an offering or a series of offerings (collectively, the "Offering"), through JTF as Placement Agent, on a "reasonable efforts" basis, until December 30, 2010 (which period may be extended, upon the mutual consent of the Company and JTF, to March 30, 2011 if a minimum of $2,000,000 has been raised by JTF by the close of business on November 1, 2010) (the "Offering Period"), of a minimum of $2,000,000 (consisting of $500,000 being raised as a bridge financing expected to close and to be funded to the Company in August 2010 and a minimum of $1,500,000 to be raised and to be funded to the Company by November 1, 2010) (the "Minimum") and a maximum of $14,500,000 (including the $500,000 raised in the bridge financing) (the "Maximum"), of shares of Common Stock or Common Stock equivalent, on the terms and conditions set forth in Schedule A hereto, which is incorporated by reference into this Agreement and made a part hereof.

b. The Offering will be conducted pursuant to the exemptions from the registration requirements of the Securities Act provided by Rule 506 of Regulation D ("Regulation D") under the Securities Act of 1933, as amended (the "Securities Act") and Regulation S under the Securities Act. The Company, at its cost, shall be responsible for any and all compliance with the securities laws applicable to it, including Regulation D and Rule 506 promulgated thereunder, and all applicable state securities ("blue sky") laws. JTF agrees to cooperate with counsel to the Company in that regard.

c. The Offering shall be offered and sold only to "accredited investors," as that term is defined in Rule 501 of Regulation D or to "Non-US Persons," as that term is defined in Regulation S. The Company shall prepare customary offering documents and related materials with respect to the Offering.

5. Placement Agency Agreement. The parties will use their best efforts to enter into a definitive placement agency agreement (the "Placement Agreement') with respect to the Offering incorporating the relevant terms of this Agreement (including but not limited to Schedule A hereto) and containing such other representations, warranties, covenants and conditions as are customary in transactions similar to the Offering, including the requirement of a legal opinion to be delivered by Company counsel to JTF at each closing. The Placement Agreement will be signed immediately prior to commencement of the Offering.

a. Placement Agency Compensation; Fees and Expenses. In connection with the Offering, the Company will pay to JTF such compensation, and will reimburse JTF for such expenses, as is set forth on Schedule A hereto. Notwithstanding anything to the contrary herein, JTF acknowledges and agrees that it will not receive any fees from the first $2,000,000 raised in the Offering.

6. Fee Tail. JTF shall be entitled to receive Agent's Fee, Expense Allowance and Brokers' Warrants described in Schedule A, calculated in the manner provided in Schedule A, with respect to any subsequent public or private offering or other financing or capital-raising transaction of any kind ("Subsequent Financing") to the extent that such financing or capital is provided to the Company, or to any affiliate of the Company, by investors whom JTF had introduced, directly or indirectly, to the Company during the term of this Agreement (such investors shall be agreed upon by JTF and the Company), if such Subsequent Financing is consummated at any time within the 12-month period following the later of (a) the expiration or termination of this Agreement or (b) the expiration or termination of the Placement Agreement.

7. Reoffer Registration Statement.

a. Promptly, but no later than 30 calendar days from the final closing date of the Offering, the Company shall file a registration statement (on Form S-1, or similar form) (the "Reoffer Registration Statement") with the SEC. The Reoffer Registration Statement shall include, subject to the applicable rules of the Securities and Exchange Commission, the registration of the shares of Common Stock issuable to investors in the Offering, the shares of common stock issued by the Company in the financing that closed concurrently with the reorganization, the Fee Shares, the shares of Common Stock underlying the Broker's Warrants as

well as such other equity securities of the Company as the Company and JTF may mutually agree (all of the securities to be included in the Reoffer Registration Statement are hereinafter referred to as the "Registrable Securities"). The Registration Statement is further described on Schedule A hereto, and this Section is subject thereto.

b. Within 30 days after the date of this Agreement, all officers, directors and key employees of the Company shall enter into Lock-Up Agreements with the Company whereby they agree not to, unless otherwise required by this Agreement, (1) offer, sell, contract to sell, grant any option to purchase, hypothecate, pledge, or otherwise dispose of or (2) transfer title to any of the shares of common stock of the Company then owned (beneficially or of record) or thereafter acquired by the stockholder (the "Lockup Shares"), during the period commencing on the effective date (the "Effective Date") of the Reoffer Registration Statement and ending on the 12-month anniversary of the Effective Date (the "Lockup Period"), without the prior written consent of JTF and the Company. The Company shall instruct its transfer agent to place "stop transfer" orders with respect to all certificates (or non-certificated evidence of ownership) representing the Lockup Shares and shall provide proof to JTF that this has been done. Notwithstanding the foregoing, during the period commencing on the Start Date and continuing until the expiration of the Lockup Period, each such officer, director and key employee may sell under Rule 144 of the Securities Act such number of shares of Common Stock as do not exceed, in the aggregate, the greater of 1) 200,000 shares of Common Stock on a post-split basis (400,000 pre-split shares), and 2) 10% of the each such individual's holdings of Common Stock as of the Start Date.

8. <u>Expenses; FINRA Filing</u>.

a. In addition to the other fees to be paid and expenses to be reimbursed to JTF pursuant to this Agreement, the Company agrees to promptly reimburse JTF upon request from time to time, for all out-of-pocket expenses incurred, including fees and disbursements of JTF's counsel, and the other consultants and advisors retained by John Thomas Financial in connection with this Agreement and the Offering, which fees and disbursements of JTF's counsel shall be set forth on Schedule A, in an aggregate amount of $75,000, to be paid when the Company receives gross proceeds from the Offering(s) in an aggregate amount in excess of $2,000,000. All such expenses shall be with the Company's consent and approved in advance. It is understood that in connection with the Offering, the Company shall be responsible for, and shall pay, all expenses directly and necessarily incurred in connection with the proposed Offering, including, but not limited to the costs of preparing, printing and filing, where necessary, the offering documents and all amendments and supplements thereto, and the blue sky fees and disbursements of blue sky counsel and all related filing fees.

b. In conjunction with the filing of the Reoffer Registration Statement for any securities placed by JTF, as agent for the Company, JTF will file or cause to be filed with FINRA, at the Company's expense and via the COBRA desk filing system, for approval of underwriting compensation under Rule 5110 of the rules and regulations of FINRA, if such filing is required by the rules of FINRA. The Company agrees to use reasonable efforts to assist JTF in obtaining from FINRA a standard clearance letter, and to use reasonable efforts to assist JTF

with filings that JTF, as placement agent, may be required to make upon sales under the Reoffer Registration Statement.

9. Information.

a. In connection with JTF's performance of the Services under this Agreement: (i) the Company will furnish, or cause others to furnish, to JTF all data, material and other information requested by JTF for the purposes of performing the Services (the "Information"); and (ii) JTF will be entitled to rely on and use the Information and other information that is publicly available without independent verification thereof, and will not be responsible in any respect for the accuracy, completeness or reasonableness of all such information or to conduct any independent verification thereof or any appraisal of assets. The Company authorizes JTF to transmit any business plan, offering materials and financial projections and related materials and exhibits describing the Company (hereinafter called the "Disclosure Materials"), which will have been reviewed and approved by the Company prior to such transmittal; provided, however, that with respect to the Disclosure Materials, the Company shall approve each recipient of Disclosure Materials and each such recipient, if requested by the Company, shall execute a confidentiality agreement covering any Disclosure Materials and/or Information received by such recipient in a form reasonably acceptable to the Company. The Company represents and warrants to JTF that the information in the Disclosure Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. The Company understands that, in rendering the Services hereunder, JTF will be relying on the accuracy and completeness of all information, including but not limited to the Information and the Disclosure Materials that is or will be furnished to JTF by or on behalf of the Company or any other party or potential party to any transaction contemplated by this Agreement and other information publicly available, and JTF will not in any respect be responsible for the accuracy or completeness thereof and has no obligation to verify any such information.

b. In order to protect each of the parties hereto respecting matters which are confidential or proprietary, each of the Company and JTF shall, simultaneously with the delivery of this Agreement, execute and deliver the Non-Disclosure and Non-Circumvention Agreement, a form of which attached hereto as Schedule B, which is incorporated by reference into this Agreement and made a part hereof.

10. Restrictions on Issuance of Securities. Upon completion of the Minimum and until the expiration of the Term, the Company agrees that with the exception of shares being issued (i) to JTF hereunder, (ii) to employees or members of the Board of Directors pursuant to option plans, (iii) in connection with the acquisition of businesses or business related assets, (iv) in connection with the Offering, (v) pursuant to and as disclosed in the Exchange Agreement by and between the Company and Jurasin Oil & Gas, Inc. ("Jurasin") and the Jurasin shareholders, and (vi) up to 2,000,000 additional shares that may be issued, exclusive of (i) through (v), at prices which are at or above $.50 per share ($1.00 post-contemplated reverse split), it will not, without the written consent of JTF, which consent shall not be unreasonably withheld, issue any capital stock, warrants, options or convertible securities. Notwithstanding the foregoing, the Company may issue capital stock, warrants, options or convertible securities if it first gives JTF

a right of first refusal to sell such securities. The Company shall provide written notice of the proposed terms of sale, including a final closing date. JTF shall have a period of 30 business days to agree to place securities on the proposed terms. If JTF does not elect to proceed with a placement, the Company shall be free to sell securities on the proposed terms.

11. Indemnification.

a. The Company agrees to indemnify and hold harmless JTF and its affiliates, agents and advisors, and their respective directors, officers, employees, agents and controlling persons (each such person is hereinafter referred to as an "JTF Indemnified Party"), from and against any and all losses, claims, damages, liabilities and expenses whatsoever, joint or several, to which any such JTF Indemnified Party may become subject under any applicable federal or state law of the United States of America or otherwise, caused by, relating to or arising out of the engagement evidenced hereby. The Company will reimburse any JTF Indemnified Party for any expenses (including reasonable attorney fees and expenses) as they are incurred by a JTF Indemnified Party in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not resulting in liability; provided, however, that at the time of such reimbursement the JTF Indemnified Party shall have entered into an agreement with the Company whereby the JTF Indemnified Party agrees to repay all such reimbursed amounts if it is determined in a final judgment that is no longer subject to appeal or other review by a court of competent jurisdiction that the JTF Indemnified Party is not entitled to indemnity from the Company. Notwithstanding the foregoing, the Company shall not be liable to any JTF Indemnified Party under this Section 11(a) to the extent that (a) any loss, claim, damage, liability or expense is determined by a court of competent jurisdiction, in a judgment that has become final and is no longer subject to appeal or other review, to result directly from any such JTF Indemnified Party's willful misconduct or gross negligence or (b) to the extent that JTF is required to indemnify the Company pursuant to Section 11(b) hereof.

b. JTF agrees to indemnify and hold harmless the Company, and its affiliates, agents and advisors, and their respective directors, officers, employees, agents and controlling persons (each individually a "Company Indemnified Party"), from and against any and all losses, claims, damages, liabilities and expenses whatsoever, joint or several, to which any such Company Indemnified Party may become subject under any applicable federal or state law of the United States of America or otherwise, caused by, relating to or arising out of JTF's breach of a representation, warranty or covenant herein. JTF will reimburse any Company Indemnified Party for all expenses (including reasonable attorney fees and expenses) as they are incurred by such Company Indemnified Party in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not resulting in liability; provided, however, that at the time of such reimbursement the Company Indemnified Party shall have entered into an agreement with JTF whereby the Company Indemnified Party agrees to repay all such reimbursed amounts if it is determined in a final judgment that is no longer subject to appeal or other review by a court of competent jurisdiction that the Company Indemnified Party is not entitled to indemnity from JTF. Notwithstanding the foregoing, JTF shall not be liable to any Company Indemnified Party under this Section 11(b) to the extent that (a) any loss, claim, damage, liability or expense is

determined by a court of competent jurisdiction, in a judgment that has become final and is no longer subject to appeal or other review, to result directly from any such Company Indemnified Party's willful misconduct or gross negligence, or (b) to the extent the Company is required to indemnify JTF therefore pursuant to Section 11(a) hereof.

c. If for any reason (other than a final non-appealable judgment finding JTF or any JTF Indemnified Party or the Company or any Company Indemnified Party (any such party, an "Indemnified Party") liable for losses, claims, damages, liabilities or expenses for its gross negligence or willful misconduct) the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the other party shall contribute to the amount paid or payable by an Indemnified Party as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and JTF on the other, but also the relative fault by the Company, JTF and each Indemnified Party, as well as any relevant equitable considerations, subject to the limitation that in no event shall the total contribution of JTF and all JTF Indemnified Parties to all such losses, claims, damages, liabilities or expenses exceed the amount of fees actually received and retained by JTF hereunder.

d. Neither party will settle any claim, suit, action, proceeding, investigation or inquiry (including, without limitation, any shareholder or derivative action or arbitration proceeding) (collectively, a "Proceeding") in respect of which indemnity may be sought hereunder, whether or not the other party hereto is an actual or potential party to such Proceeding, without such other party's prior written consent.

e. The foregoing indemnity and contribution agreement shall be in addition to any rights that any Indemnified Party may have at common law or otherwise.

12. <u>Limitation of JTF's Liability</u>. The Company also agrees that neither JTF nor any of its affiliates, agents or partners shall have any liability to the Company or any person asserting claims on behalf of or in enforcement of any right of the Company, in connection with or as a result of either JTF's engagement under this Agreement or any matter referred to in this Agreement, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company result from the gross negligence or willful misconduct of JTF in performing the Services.

13. <u>Relationship of Parties; Disclaimer of Responsibility for Acts of the Company</u>.

a. The parties agree that their relationship under this Agreement is an advisory relationship only, and nothing herein shall cause JTF to be partners, agents or fiduciaries of, or joint venturers with, the Company or with each other.

b. All final decisions with respect to acts of the Company, or its subsidiaries or affiliates, whether or not made pursuant to or in reliance on information or advice furnished by JTF hereunder, shall be those of the Company or its subsidiaries or affiliates, as the case may be, and JTF shall under no circumstances be liable for any expense incurred or loss suffered by

the Company or its subsidiaries or affiliates, as the case may be, as a consequence of such decision.

14. Termination. This Agreement shall, unless sooner terminated as provided herein below, continue for the duration of the Term. This Agreement may be terminated prior to the end of the Term as follows:

a. This Agreement may be terminated by the Company if (i) by August 5, 2010 the Company has not received $500,000 in gross proceeds from the Offering, (ii) by August 5, 2010 if the Company has not entered into and closed on an exchange agreement with Jurasin Oil & Gas and its shareholders, and (iii) by November 1, 2010 the Company has not received gross proceeds from the Offering of at least $2,000,000 (inclusive of the $500,000 raised in the bridge financing).

b. This Agreement may be terminated by the Company for cause. For the purpose of this Agreement, "cause" means the failure by JTF to perform in any material respect its obligations hereunder in accordance with the skill and diligence normally provided by recognized investment banking companies; provided, however, that the Company shall first give JTF 30 days prior written notice of the Company's intent to terminate the engagement (such notice to specify in reasonable detail the facts alleged to give rise to the Company's right to terminate for cause) and shall have provided JTF a reasonable opportunity to cure by performing such obligations (the reasonableness of such opportunity to be measured not only by JTF's ability to perform during such period but also by the adverse effect on the Company resulting from providing such additional period to enable JTF to perform).

c. In the event of termination, prior to the expiration of the Term, by the Company under Sections 14(a) or 14(b) hereinabove, JTF shall be entitled to payment of all accrued fees and expense reimbursements and compensation otherwise payable as of and through the date of termination (the "Termination Date"), including but not limited to the compensation as set forth in Schedule A hereto, payable as of and through the Termination Date. Such payment shall be made in a lump sum on the Termination Date.

d. This Agreement may be terminated by JTF for cause. For the purpose of this Agreement, "cause" means the failure by the Company to perform in any material respect its obligations hereunder; provided, however, that JTF shall first give the Company 30 days prior written notice of JTF's intent to terminate the engagement (such notice to specify in reasonable detail the facts alleged to give rise to JTF's right to terminate for cause) and shall have provided the Company a reasonable opportunity to cure by performing such obligations. Upon any termination for cause by JTF hereunder, JTF shall be entitled to payment of all accrued fees and expense reimbursements and compensation otherwise payable as of and through the Termination Date, including but not limited to the compensation as set forth in Schedule A hereto, which shall be paid as though this Agreement continued, and was not terminated prior to, the scheduled expiration of the Term. Such payment shall be made in a lump sum on the Termination Date.

e. Neither termination of this Agreement nor completion of the Services contemplated hereby shall affect the provisions of Sections 6, 9(b) and Schedule B thereunder,

11, 12, 14 and 22, which provisions shall remain operative and in full force and effect following any such termination of completion.

15. Advertisements. The Company agrees, at JTF's reasonable request, to place advertisements (each, a "Tombstone") in financial and other newspapers and journals describing the Offering and JTF's related Services to the Company hereunder. The Company shall be responsible for and agrees to pay the reasonable costs of any such Tombstone(s).

16. Compliance with PATRIOT Act. The parties shall, in connection with any transactions undertaken pursuant to this Agreement, cooperate in obtaining identification documents and other information that JTF reasonably believes are required to comply with the Uniting and Strengthening America By Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "PATRIOT Act"), Pub. L. No. 107-56 (2001) and the anti money-laundering program adopted by JTF pursuant to the PATRIOT Act.

17. Insurance. The Company shall use its best efforts to obtain "key man" insurance on the lives of its executive management, with the proceeds thereof payable to the Company, in such amounts as the Company and JTF shall reasonably agree.

18. Accounts. JTF shall offer to the Company's affiliates (as such term is defined in Rule 405 under the Securities Act), including but not limited to the Company's executive management, the opportunity to open accounts with it for the purpose of, among other things, depositing therein all of their respective securities of the Company.

19. Complete Agreement. This Agreement (including the Schedules hereto), together with any Placement Agreement, contains the entire Agreement between the parties with respect to the contents hereof and supersedes all prior agreements and understandings between the parties with respect to such matters, whether written or oral. Neither this agreement, nor any term or provision hereof may be changed, waived, discharged or amended in any manner other than by any instrument in writing, signed by the party against which the enforcement of the change, waiver, discharge or amendment is sought.

20. Severability. In the event that the application of any provision of this Agreement shall be held to be invalid or unenforceable under the governing law hereof, such provision shall be reformed to the extent strictly necessary to render such provision valid and enforceable when applied to such particular facts or circumstances and the validity and enforceability of all of the other provisions hereof, shall in no way be affected or impaired thereby.

21. Amendments. This Agreement may not be amended or modified except in writing signed by each of the parties.

22. Jurisdiction/Venue/Choice of Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within such State. Any disputes, controversies or claims ("Disputes") arising out of or relating to this Agreement, or the breach thereof, shall be referred to a single arbitrator selected in accordance with the rules of the American Arbitration Association

("AAA") sitting in New York City and enforcement of and/or challenges to any determination made by such arbitrators shall be determined in accordance with the laws of the State of New York. Any award issued by the AAA shall be final and binding, and judgment upon the award rendered may be entered in any court having jurisdiction. Neither party may seek punitive damages and any and all requests for supporting documentations or depositions may only be granted upon the determination of the arbitrator. Such arbitration shall be the exclusive method of resolving Disputes. Without limiting the generality of the foregoing, the parties expressly waive resort to any judicial or other mechanism for the enforcement of any rights and remedies under this Agreement, except to the extent that judicial relief may be sought solely to compel a party to this Agreement to abide by the exclusive means of dispute resolution set forth herein. Notwithstanding the foregoing, the parties agree that to the extent that actions or inactions by either party may expose either party to irreparable harm, either party shall be allowed to protect its rights through application to appropriate State and/or Federal courts for Temporary Restraining Orders pending arbitration resolution. Each party shall be liable for its own costs and expenses related to the arbitration, including attorneys' fees.

23. Authority, Validity, Non-Contravention. Through execution and delivery of this Agreement, each of the Company and JTF hereto represents and warrants to the other that: (i) such party has taken all action necessary to execute and deliver this Agreement and all attachments and Schedules hereto, and to perform its obligations hereunder and thereunder, (ii) this Agreement and all attachments and Schedules hereto have each been duly and validly executed and delivered by such party and each constitutes a valid and legally binding obligation of the party, enforceable against such party in accordance with their respective terms, and (iii) the execution, delivery and performance of this Agreement and any attachments and Schedules hereto, by such Party, do not and will not (a) conflict with or result in a breach of any of the provisions of such party's organizational documents or by-laws, (b) contravene any law which affects or binds such party or any of its properties, (c) conflict with, result in a breach of, constitute a default under, or give rise to a right of termination or acceleration under any material contract, agreement, note, deed of trust, mortgage, trust, lease, governmental or other license, permit or other authorization, or any other material instrument or restriction to which such party is a party or by which any of its properties may be affected or bound, or (d) require such party to obtain the approval, consent or authorization of, or to make any declaration, filing or registration with, any third party or any governmental authority which has not been obtained in writing prior to the date of this Agreement.

24. Miscellaneous.

a. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and to the Indemnified Parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this agreement by the parties hereto shall be binding upon their respective successors and assigns.

b. For the convenience of the parties hereto, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same agreement.

c. The captions used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

d. In the event it is necessary to construe the terms and conditions of this Agreement, it will be done without giving any consideration or effect as to which party may have drafted this Agreement. The parties acknowledge that all the terms of this Agreement were negotiated at arms' length and that this Agreement and all documents executed in connection with this Agreement were prepared and executed without duress, undue influence or coercion upon any party.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered personally, or the date mailed if mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address which shall be effective upon receipt) or sent by electronic transmission, with confirmation received, if sent to John Thomas Financial, will be mailed, delivered or telefaxed and confirmed to: John Thomas Financial, Inc., 14 Wall Street, 23rd Floor, New York, New York 10005, Attention: Thomas Belesis, telefax number (800) 598-9945, with a copy to: Meister Seelig & Fein LLP, Two Grand Central Tower, 140 East 45th Street, 19th Floor, New York, New York 10017, Attention: Mitchell Schuster, Esq., telefax number (212) 655-3535, and if sent to the Company, to: Radiant Oil and Gas, Inc., 2202 Bluebonnet Drive, Richardson, Texas 75082, Attention: Brian Rodriguez, Chief Executive Officer, telefax number [insert], with a copy to Brewer & Pritchard, P.C., 3 Riverway, 18th Floor, Houston, TX 77056, Attention: Thomas Pritchard, Esq., telefax number (713) 659-5302.

[Signature page follows]

If the foregoing correctly sets forth the understanding and agreement of JTF and the Company, please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the Start Date.

Very truly yours,

John Thomas Financial, Inc.

By: [signature]
Name: Thomas Belesis
Title: Chief Executive Officer

Accepted and Agreed To:

Radiant Oil and Gas, Inc.

By: Brian E. Rodriguez
Name: Brian Rodriguez
Title: President

Acknowledged:

Jurasin Oil and Gas, Inc.

By:______________________
Name: John Jurasin
Title: Chief Executive Officer

3831-001 Doc# 67 Ver.8
Initials –Radiant Oil and Gas: ______, JTF: [initials]

Schedule A

Term Sheet for Offering

$2,000,000 (Minimum) - $14,500,000 (Maximum)

Issuer:	Radiant Oil and Gas, Inc. (the "Company").
Investors:	Certain "accredited investors," as such term is defined in Rule 501 of the Securities Act and/or "Non-US Persons," as defined in Regulation S under the Securities Act (the "Investors").
Securities Offered:	Common Stock, par value $0.01 per share ("Common Stock").
Offering Size:	A minimum of $2,000,000 consisting of $500,000 in a bridge offering expected to close and funded to the Company in August 2010 and $1,500,000 in a subsequent offering to close no later than November 1, 2010 (the "Minimum") and a maximum of $14,500,000 (inclusive of the bridge offering) (the "Maximum") of common stock and/or common stock equivalent securities, at an agreed upon offering price (the "Offering Price").
Minimum Subscription	$25,000. The Company and the Placement Agent may, in their discretion, accept subscriptions for lesser amounts.
Escrow of Funds:	All funds received from prospective Investors will held in escrow by Signature Bank.
Use of Proceeds:	The proceeds of the Offering will be used by the Company to consummate strategic acquisitions and for general corporate purposes.
Registration Rights	The Company will file a Reoffer Registration Statement registering the Common Stock (subject to applicable SEC rules and regulations, the Common Stock underlying the Brokers' Warrants and the Fee Shares, within 30 days from the final closing of the Offering. The Company will use its best efforts to have the Reoffer Registration Statement declared effective within 120 days (the "Effective Date") from the date of the filing of the Reoffer Registration Statement. If the Company fails to comply with the Reoffer Registration

Initials – Radiant Oil and Gas: _______, JTF: ______

Statement filing or Effective Date requirements, it will be required to pay the investors a fee equal to 2.0% of the issued and outstanding Common Stock, on a fully-diluted basis, for each 30-day period of delay, subject to a cap of 6%, provided that there will be no fee payable with respect to any shares removed from the registration statement as a result of the Company receiving Rule 415 comments.

Placement Agent	JTF will act as placement agent for the Offering on a "best efforts" basis.
Placement Agent Compensation and Expenses for Equity and Equity Equivalent Financing Transactions:	In connection with an equity or equity equivalent Offering, at each closing, the Company will pay a cash fee to JTF (the "Agent's Fee") equal to 10% of the gross proceeds raised in the Offering, excluding the first $2,000,000 raised pursuant to the Offering. To avoid confusion, fees owed to JTF by the Company with respect to a debt Offering will be paid as described in the subsection below.

In addition, at each closing of an equity or equity equivalent Offering, the Company will pay to JTF a non-accountable expense allowance (the "Expense Allowance") equal to 3% of the gross proceeds raised in the Offering, excluding the first $2,000,000 raised pursuant to the Offering.

In addition, upon the execution of this Agreement, JTF shall be issued 6,000,000 shares of Common Stock (3,000,000 shares of Common Stock subsequent to the contemplated reverse split).

In addition, at each Closing of an equity or equity equivalent Offering, the Company will issue to JTF five-year broker warrants ("Brokers' Warrants") to purchase one (1) share of common stock for each ten (10) shares of common stock (including shares of common stock underlying common stock equivalent securities) sold in the offering at a purchase price of 105% of the Offering Price. The Brokers' Warrants shall provide JTF with a cashless exercise right, and shall contain anti-dilution provisions identical to those issued in the Offering, and if no warrants are issued by the Company in the Offering, the Broker's Warrants shall contain customary weighted-average anti-dilution provisions.

Initials – Radiant Oil and Gas: _______, JTF: ______

Placement Agent Compensation and Expenses for Debt Financing Transactions:

In connection with a debt Offering, at each closing, the Company will pay a cash fee to JTF:

5% of the first $10,000,000 of debt financing;
4% of the next $10,000,000 of debt financing;
3% of the next $10,000,000 of debt financing;
2% of the next $10,000,000 of debt financing; and
1% of any amount in excess of $40,000,000 of debt financing.

Notwithstanding anything herein to the contrary, if Macquarie Bank Limited provides debt to the Company in a Financing Transaction during the term of this Agreement, the Company will pay JTF a cash fee equal to 2% of the debt financing.

Initials – Radiant Oil and Gas: ______, JTF: ______

Schedule B

Mutual Non-Disclosure and Non-Circumvention Agreement

Mutual Non-Disclosure Agreement and Non-Circumvention Agreement, effective as of July 30, 2010 (this "**Agreement**"), by and between John Thomas Financial, Inc., a New York corporation ("**JTF**") and Radiant Oil and Gas, Inc., a Nevada corporation (the "**Company**").

In order to pursue the mutual business purpose of a possible transaction involving JTF and the Company and/or their respective affiliates (the "**Transaction**"), both JTF and the Company recognize that there is a need to disclose to one another certain information in respect of itself and/or its affiliates. All such information, delivered by or on behalf of one party (the "**Disclosing Party**") and/or its Representatives (as defined below) to the other party (the "**Receiving Party**") and/or its Representatives, whether furnished before or after the date of this Agreement and regardless of the manner in which it is furnished, together with all analyses, compilations, studies or other documents or records prepared by the Receiving Party and/or its Representatives, to the extent such analyses, compilations, studies, documents or records contain, otherwise reflect, or are generated from such information, is referred to herein as "**Confidential Information.**" In consideration of the opportunity to consider such Confidential Information, both parties hereby agree as follows:

1. Confidential Information will be used by the Receiving Party solely for the purpose of evaluating the Transaction. Confidential Information will be kept strictly confidential by the Receiving Party, except that Confidential Information or any portion thereof may be disclosed to affiliates, directors, officers, employees, advisors, attorneys, agents, controlling persons, financing sources or other representatives (each, a "**Representative**", and collectively, the "**Representatives**") of the Receiving Party who need to know such Confidential Information for the purpose of evaluating the Transaction and who agree to treat such Confidential Information in accordance with the terms of this Agreement.

2. The term "Confidential Information" does not include information which (i) is or becomes generally available to the public other than as a result of the breach of the terms of this Agreement by the Receiving Party and/or any of its Representatives, (ii) is or has been independently acquired or developed by the Receiving Party and/or any of its Representatives without violating any of the terms of this Agreement, (iii) was within the Receiving Party's and/or any of its Representatives' possession prior to it being furnished to the Receiving Party and/or any of its Representatives by or on behalf of the Disclosing Party pursuant to the terms hereof or (iv) is received from a source other than the Disclosing Party and/or any of its Representatives; provided that, in the case of (iii) and (iv) above, the source of such information was not known by the Receiving Party to be bound by a confidentiality obligation to the Disclosing Party or any other party with respect to such information.

3. In the event that the Receiving Party or any of its Representatives receives a demand or request to disclose all or any part of the Disclosing Party's Confidential Information under the terms of a subpoena or order issued by a court of competent jurisdiction or under a civil

Initials – Radiant Oil and Gas: ______, JTF: B

investigative demand or similar process, (i) the Receiving Party agrees to promptly notify the Disclosing Party of the existence, terms and circumstances surrounding such a demand or request and (ii) if the Receiving Party or its applicable Representative is in the opinion of its counsel compelled to disclose all or a portion of the Disclosing Party's Confidential Information, the Receiving Party or its applicable Representative may disclose that Confidential Information that its counsel advises that it is compelled to disclose and will exercise reasonable efforts, at the cost and expense of the Disclosing Party, to obtain assurance that confidential treatment will be accorded to the Confidential Information that is being so disclosed.

4. Unless otherwise required by law, or unless otherwise provided in a final definitive agreement regarding the Transaction when, as and if executed, both parties and their respective Representatives will not, without the prior written consent of the other party, disclose to any person (other than Representatives of the parties hereto who need to know such information for the purpose of evaluating the Transaction and who agree to treat such information in accordance with the terms of this Agreement) (i) that discussions or negotiations are taking place concerning the Transaction, or (ii) any of the terms or conditions of the Transaction.

5. Nothing in this Agreement shall divest the Disclosing Party of any of its right, title or interest in or to any of its Confidential Information. Within ten (10) days after receiving a request by the Disclosing Party for the return and/or destruction of Confidential Information, the Receiving Party and its Representatives shall, at their option, return or destroy all Confidential Information furnished to the Receiving Party and/or any of its Representatives by or on behalf of the Disclosing Party. Except to the extent a party is advised by counsel that such destruction is prohibited by law, the Receiving Party and its Representatives will also destroy all written material, memoranda, notes, copies, excerpts and other writings or recordings whatsoever prepared by the Receiving Party and/or its Representatives based upon, containing or otherwise reflecting any Confidential Information; *provided*, however, that neither the Receiving Party nor any of its Representatives shall be obligated to return or destroy Confidential Information to the extent it has been electronically archived by any such party in accordance with its automated security and/or disaster recovery procedures as in effect from time to time; *provided* that any such Confidential Information so retained shall remain subject to the confidentiality provisions contained herein for so long as it is retained by the Receiving Party, irrespective of the term of this Agreement. At the request of the Disclosing Party made at the time of its request for the return and/or destruction of Confidential Information, the return and/or destruction of materials in accordance with the foregoing shall be certified to the Disclosing Party in writing by an authorized officer of the Receiving Party.

6. Each of the Receiving Party and the Disclosing Party may at any time terminate any discussions or negotiations regarding the Transaction that may be taking place, and only those terms and conditions of the Transaction, if any, which are made in a final definitive agreement, when, as and if executed, will have any legal effect.

7. Both parties agree that money damages may not be a sufficient remedy for any breach of the terms of this Agreement by the Receiving Party or any of its Representatives, and that, in addition to all other remedies at law or in equity to which the Disclosing Party may be entitled,

Initials – Radiant Oil and Gas: ______, JTF: ______

the Disclosing Party may be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach.

8. Both parties acknowledge that they are aware, and will advise each of their respective Representatives who is informed of the matters which are the subject of this Agreement, that the United States securities laws prohibit persons who are in possession of material, non-public information concerning a company, which may include the matters which are the subject of this Agreement, from purchasing or selling securities of such company and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase and sell such securities, and each party agrees to comply fully with such laws.

9. If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and (ii) the invalid or unenforceable term or provision shall be replaced by a term or provision that is valid and enforceable and that comes closest to effectuating the intention of such invalid or unenforceable term or provision.

10. To the extent that any Confidential Information may include materials that are subject to the attorney-client privilege, the attorney work-product doctrine or any other applicable privilege or protective doctrine, including any such privilege or protective doctrine pertaining to pending or threatened legal proceedings or governmental investigations, each party hereto understands and acknowledges that both parties hereto and their respective Representatives have a commonality of interest with respect to the matters that are the subject of this Agreement, and it is the mutual understanding and intention of both parties hereto that the sharing of such Confidential Information is not intended to, and shall not, waive or diminish in any way the confidentiality of such Confidential Information or its continued protection under the attorney-client privilege, the attorney work-product doctrine or other applicable privilege or protective doctrine. All Confidential Information provided by either party hereto that is entitled to protection under the attorney-client privilege, the attorney-work product doctrine, or any other applicable privilege or protective doctrine shall remain entitled to such protection under those privileges or doctrines, this Agreement, and under the joint defense privilege or doctrine.

11. Each party and their respective Representatives agree not to directly or indirectly contact, deal with transact, or otherwise be involved with any corporation, partnership, proprietorships, trust, individuals, or other entities introduced by either party without the specific written permission of the introducing party. Moreover, each pember and their respective Representatives agree not to directly or indirectly circumvent, avoid or bypass each other regarding any renewals, corporation, partnerships, proprietorships, trusts, or other entities introduced by either party.

12. Without the other party's prior written consent, neither party hereto shall, during the term of this Agreement, directly or indirectly, solicit for employment any person who is employed by the other party in an executive or management level position who such party first met in connection with its evaluation of the Transaction, except that the foregoing shall not preclude either party from making any general public advertisements or general solicitation for

Initials – Radiant Oil and Gas: ______, JTF: [signature]

employment, nor preclude either party from soliciting or hiring any person who (i) initiates discussions regarding employment on his or her own, (ii) responds to any general public advertisement or general solicitation for employment or (iii) has been terminated by the other party prior to the commencement of employment discussions.

13. The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be fully performed therein (without regard to its rules with respect to conflicts of law). In the event of any dispute arising out of or relating to this Agreement, the parties consent to the exclusive jurisdiction of the federal and state courts sitting in New York County for the purposes of resolving said dispute.

14. EACH PARTY HERETO AND EACH OF ITS REPRESENTATIVES BOUND TO THE TERMS HEREOF HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TO A JURY TRIAL IN RESPECT OF ANY CLAIM OR CAUSE OF ACTION IN ANY COURT IN ANY JURISDICTION BASED UPON OR ARISING OUT OF OR RELATING TO THIS AGREEMENT. THE FOREGOING WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

15. Neither party hereto shall assign in whole or in part its rights or obligations under this Agreement without the express written consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of each party's successors and permitted assigns.

16. This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No alteration, waiver, amendment, change or supplement hereto shall be binding or effective unless the same is set forth in writing signed by a duly authorized representative of each party.

17. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, and all such counterparts taken together shall constitute one and the same agreement.

18. The term of this Agreement shall be three (3) years from the date hereof.

Initials – Radiant Oil and Gas: _______, JTF: TB

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

JOHN THOMAS FINANCIAL, INC.

By: ______________________________
Name: Thomas Belesis
Title: President and Chief Executive Officer

RADIANT OIL AND GAS, INC.

By: ______________________________
Name: Brian Rodriguez
Title: President

Initials – Radiant Oil and Gas: ______, JTF: TB